                                                                    EXHIBIT 11.1



                    COMPUTATION OF EARNINGS (LOSS) PER SHARE




                                       Three months ended          Nine months ended
                                          September 30,              September 30,
                                    ------------------------    ------------------------
                                       1998          1997          1998          1997
                                    ----------    ----------    ----------    ----------
PRIMARY AND FULLY DILUTED:

Average shares outstanding          15,767,220    14,338,929    15,767,220    14,338,929

Dilutive stock equivalents                                       1,044,917
                                    ----------    ----------    ----------    ----------

Total                               15,767,220    14,338,929    16,812,137    14,338,929
                                    ==========    ==========    ==========    ==========

Net Earnings (Loss)                 $  (11,545)   $  (67,520)   $   94,148    $  (55,631)
                                    ==========    ==========    ==========    ==========

Net Earnings (loss) per share       $    (.001)   $    (.005)   $     .006    $    (.004)
                                    ==========    ==========    ==========    ==========
